Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is entered into as of January 12, 2015 (the “Effective Date”), between Michael R. Dunn (“Employee”) and Regional Management Corp., a Delaware corporation (the “Corporation”).

RECITALS

A. The Corporation believes that the future growth, profitability and success of the business of the Corporation will be significantly enhanced by the continued employment of Employee as Chief Executive Officer of the Corporation.

B. The Corporation desires to provide Employee with appropriate incentives and rewards related to the performance by Employee and to encourage the continued employment of Employee in the service of the Corporation, and the Employee desires to continue such employment, on the terms and conditions of this Agreement, from and after the date of this Agreement.

C. The Corporation and the Employee desire to enter into an employment agreement, as evidenced in this Agreement, to reflect the terms of the Employee’s employment.

Now, therefore, the parties hereto hereby agree as follows:

I. DEFINITIONS

1.1 Definitions. In addition to terms defined elsewhere in this Agreement, for purposes of this Agreement, the following terms will have the following respective meanings when used in this Agreement with initial capital letters:

(a) “Affiliate”: with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the respective meanings correlative to the foregoing. With respect to any natural Person, “Affiliate” will also include such Person’s grandparents, any descendants of such Person’s grandparents, the grandparents of such Person’s spouse and any descendants of the grandparents of such Person’s spouse (in each case, whether by blood, adoption or marriage).

(b) “Agreement”: as defined in the introductory paragraph.

(c) “Annual Incentive Plan”: the Annual Incentive Plan of the Corporation or any successor plan thereto.

(d) “Board”: the Board of Directors of the Corporation.

(e) “Bonus”: as defined in Section 2.4(b). “Annual Bonus” and “Completion Bonus” shall have the meanings ascribed to such terms in Section 2.4(b) herein.

(f) “Business”: the business of providing installment, automobile purchase and retail purchase loans and related payment protection insurance to consumers.

(g) “Cause”: (i) the willful or grossly negligent material failure by Employee to perform his duties hereunder (other than arising due to Employee’s Disability); (ii) the conviction of Employee, or the entering into a plea bargain or plea of nolo contendere by Employee, of any felony, any other crime or criminal offense involving the unlawful theft or conversion of substantial monies or other property or any fraud or embezzlement offense; (iii) personally or on behalf of another Person, willfully receiving a benefit relating to the Corporation or its Subsidiaries or its funds, properties, opportunities or other assets in violation of applicable law, or constituting fraud, embezzlement or misappropriation; (iv) the willful or grossly negligent failure by Employee to comply substantially with any written policy of the Corporation or its Subsidiaries that materially interferes with his ability to discharge his duties, responsibilities or obligations under this Agreement; (v) the knowing misstatement by Employee of the financial records of the Corporation or its Subsidiaries or complicit actions in respect thereof; (vi) the material breach by Employee of any of the terms of this Agreement, (vii) Employee’s habitual drunkenness or substance abuse that interferes with his ability to discharge his duties, responsibilities or obligations under this Agreement; (viii) the failure to disclose material financial or other information to the Board, or (ix) the Employee’s engagement in conduct that results in the Employee’s obligation to reimburse the Corporation for the amount of any bonus, incentive-based compensation, equity-based compensation, profits realized from the sale of the Corporation’s securities or other compensation pursuant to application of the provisions of Section 304 of the Sarbanes-Oxley Act of 2002 or Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, but, in each case for clauses (i) through (ix) herein, only if (1) Employee has been provided with written notice of any assertion that there is a basis for termination for Cause, which notice shall specify in reasonable detail specific facts regarding any such assertion, and in the case of non-willful behavior under clauses (i), (iii), (iv) or (vi), Employee has failed to cure within 30 days of written notice to Employee, (2) such written notice is provided to the Employee a reasonable time before the Board meets to consider any possible termination for Cause, (3) at or prior to the meeting of the Board to consider the matters described in the written notice, an opportunity is provided to the Employee and his counsel to be heard before the Board with respect to the matters described in the written notice, (4) any resolution or other Board action held with respect to any deliberation regarding or decision to terminate Employee for Cause is duly adopted by a vote of a majority of the entire Board of the Corporation at a meeting of the Board called and held and (5) Employee is promptly provided with a copy of the resolution or other corporate action taken with respect to such termination. No act or failure to act by Employee shall be considered willful unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Corporation. Notwithstanding the provisions of this Section 1.1(g), “Cause” will not be deemed to have occurred solely as a result of Employee’s failure to follow any Corporation policy or any Corporation instruction to Employee that would permit Employee to terminate this Agreement under Section 2.7(d) because such policy or instruction constitutes an Involuntary Termination.

(h) “Commencement Date”: as defined in Section 2.1.

(i) “Compensation Committee”: Compensation Committee of the Board.

(j) “Confidential Information”: as defined in Section 3.2.

(k) “Corporation”: as defined in the introductory paragraph.

(l) “Corporation Employee”: as defined in Section 3.5.

(m) “Corporation IP”: as defined in Section 3.1(a).

(n) “Disability”: a physical or mental incapacity as a result of which Employee becomes unable to continue to perform fully his material duties hereunder for 90 consecutive calendar days or for shorter periods aggregating 90 or more days in any 12-month period or upon the determination by a physician selected by the Corporation (with the Corporation responsible for any expenses related thereto) that Employee will be unable to return to work and perform his material duties on a full-time basis within 90 calendar days following the date of such determination on account of mental or physical incapacity.

(o) “Effective Date”: as defined in the introductory paragraph.

(p) “Employee”: as defined in the introductory paragraph.

(q) “Employment Period”: as defined in Section 2.1.

(r) “Estate”: as defined in Section 2.7(e).

(s) “Involuntary Termination”: the termination of Employee’s employment by Employee which is due to (i) a material diminution of Employee’s responsibilities, position (as Chief Executive Officer of the Corporation, its successor or ultimate parent entity), office, title, reporting relationships or working conditions, authority or duties; or (ii) a material adverse change in the terms or status (including a reduction of the Employment Period) of this Agreement; or (iii) a material reduction in the Employee’s compensation package, including Salary, Annual Bonus opportunities or equity award opportunities (other than a reduction in Annual Bonus opportunities or equity award opportunities that applies to senior executive officers of the Corporation generally or that is due, in the discretion of the Board or the Compensation Committee, to the failure to attain performance or other business objectives), in each case of clauses (i) through (iii) herein, without the written consent of the Employee.

(t) “Loan Source”: as defined in Section 3.4(a).

(u) “Person”: an individual, a corporation, a partnership, a limited liability company, an association, a trust, a joint stock corporation, a joint venture, an unincorporated organization or any federal, state, county, city, municipal or other local or foreign government or any subdivision, authority, commission, board, bureau, court, administrative panel or other instrumentality thereof.

(v) “Salary”: as defined in Section 2.4(a).

(w) “Severance Period”: as defined in Section 2.7(a).

(x) “Subsidiary”: with respect to any Person, (i) any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) any limited liability company, partnership, association or other business entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or

Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association or other business entity.

(y) “Target Bonus”: as defined in 2.4(b).

(z) “Termination Date”: as defined in Section 2.1.

II. TERMS OF EMPLOYMENT

2.1 Employment Period. The Employee commenced employment effective October 30, 2014 (the “Commencement Date”). The Corporation shall continue to employ the Employee, and the Employee agrees to continue employment with the Corporation, upon the terms and conditions set forth in this Agreement. This Agreement shall be effective as of the Effective Date and will terminate on December 31, 2016, unless sooner terminated in accordance with Section 2.7. The term of this Agreement as determined under the preceding sentence is referred to herein as the “Employment Period.” The date on which the employment of the Executive terminates is referred to herein as the “Termination Date.”

2.2 Duties During Employment Period. Employee will be an employee of, and serve as the Chief Executive Officer of, the Corporation and will report directly to the Board. In such capacity, Employee will perform such duties and exercise such powers that are consistent with the position of Chief Executive Officer in accordance with the Bylaws of the Corporation and as are assigned to Employee by the Board. Employee agrees that to the best of his ability and experience he shall at all times conscientiously perform all of his duties and obligations under the terms of this Agreement.

2.3 Activities During Employment Period.

(a) Employee will devote his full business time, energy, ability, attention and skill to his employment hereunder and to the Business of the Corporation and, absent the prior written approval of the Board, which approval shall not be unreasonably withheld, Employee will not engage in any business activity, whether as an employee, investor, officer, director, consultant, independent contractor or otherwise, that would interfere with his duties and responsibilities pursuant to Section 2.2. Employee agrees to comply with all rules and policies established by the Corporation and its Subsidiaries throughout the Employment Period.

(b) Employee will act in accordance with laws, ordinances, regulations, professional standards or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority.

2.4 Compensation.

(a) Salary. For Employee’s services under this Agreement, the Corporation will pay to Employee an annual base salary (“Salary”) of $500,000 (prorated for 2014 and any other partial year based on a fraction, the numerator of which shall be the number of days employed in such year and the denominator of which shall be 365). The Board or the Compensation Committee may review the amount of Salary from time to time and may adjust Salary upwards after any such review, with any such upward adjustments effective as of the dates determined by the Board or the Compensation Committee. Employee’s Salary will be payable to Employee periodically in accordance with the normal practices of the Corporation.

(b) Bonuses. For each calendar year during the Employment Period (that is, 2015 and 2016), the Employee shall be eligible for participation in the Annual Incentive Plan with a target bonus (the “Annual Bonus,” and, together with the Completion Bonus as defined below, each, a “Bonus,” and collectively, the “Bonuses”) thereunder equal to no less than one hundred percent (100%) of Employee’s Salary in effect at the beginning of the calendar year; and, provided further, that the Employee shall be eligible for a pro rated Annual Bonus for 2014 or any other partial year based on a fraction, the numerator of which shall be the number of days employed in 2014 and the denominator of which shall be 365. The Compensation Committee shall establish and communicate to Employee performance criteria for the Corporation and/or Employee and one or more objective formula(s) for determining the Annual Bonus, if any, earned by Employee under the Annual Incentive Plan for each calendar year. Unless otherwise addressed in Section 2.7, if Employee is employed by the Corporation in good standing on the last day of the applicable calendar year, Employee will be entitled to receive the Annual Bonus for such year in an amount determined in accordance with such objective formula(s) set by the Compensation Committee based on the actual performance of the Corporation and/or Employee relative to the performance criteria established by the Compensation Committee for that year. In addition, the Employee shall be eligible to earn a cash bonus (the “Completion Bonus”) in an amount of up to $500,000, subject to the Employee’s continued employment with the Corporation as its Chief Executive Officer from the Effective Date through December 31, 2016. The Completion Bonus will be payable solely at the discretion of the Compensation Committee based upon a review of the Employee’s performance, taking into consideration those factors that the Compensation Committee may establish or otherwise deem relevant, including but not limited to the Employee’s contributions to the Corporation’s financial performance and the accomplishment of the Corporation’s short-term and long-term strategic objectives. Any Bonus due to Employee pursuant to this Section 2.4(b) shall be paid in cash in a lump sum no later than March 14 of the calendar year following the calendar year during which the Employee’s right to the Bonus vests (or otherwise in a manner compliant with, or exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)). Unless otherwise addressed under Section 2.7, Bonus entitlement vests and is fully payable if Employee is employed by the Corporation on the last day of the applicable calendar year, even if Employee is no longer employed at the time the Bonus is scheduled to be paid.

(c) Equity Compensation.

(i) Initial Stock Award (“Stock Award”). On or as soon as practicable following the Effective Date, the Corporation shall grant to the Employee a stock award for such number of shares of the Corporation’s common stock as may be determined by dividing $1,500,000 by the closing price of the Corporation’s common stock on or as close in time as practicable to the grant date. The Stock Award shall vest on the grant date, but the Net Shares (as defined below) subject to the Stock Award shall be subject to a holding period ending December 31, 2016, without regard to whether the Employee remains employed until such date, and such Net Shares shall not be transferable prior to such date. The Stock Award shall be subject to such other terms and conditions as may be provided under the terms of the Corporation’s 2011 Stock Incentive Plan, as it may be amended, or any successor plan (collectively, the “Stock Plan”), and the applicable stock award agreement (“Stock Award Agreement”) in form acceptable to the Compensation Committee. Without limiting the effect of the foregoing, notwithstanding any provision of the Stock Plan or the Stock Award Agreement to the contrary, the Stock Award

Agreement shall be deemed amended to comply with the holding period requirement provided herein such that no transfer of the Net Shares subject to the Stock Award shall be permissible prior to December 31, 2016. For the purposes herein, the “Net Shares” shall mean the total number of shares of the Company’s common stock subject to the Stock Award less such number of shares of Common Stock subject to the Stock Award that are withheld to satisfy applicable withholding taxes (said amount not to exceed the statutory minimum withholding liability) as determined in accordance with the terms of the Stock Plan and Stock Award Agreement.

(ii) Nonqualified Stock Option (“NQSO”) Award. Subject to the Employee’s continued employment from the Effective Date until the grant date, the Corporation shall grant to the Employee a nonqualified stock option grant at the time the Corporation makes its long-term incentive awards for 2015 to other members of senior management. The option shall represent the right to purchase such number of shares of the Corporation’s common stock as may be determined by dividing $500,000 by the fair value of each option (calculated on or as close in time as practicable to the grant date in accordance with GAAP using the Black-Scholes option pricing model), at an exercise price per share equal to the fair market value per share on the grant date. The option shall vest on December 31, 2017, subject to the Employee’s continued employment from the grant date until the vesting date or as otherwise provided in the applicable award agreement. The term of the option will be ten years from the date of grant, subject to earlier termination in the event the Employee’s employment terminates. The option shall be subject to the terms of the Stock Plan and applicable nonqualified stock option award agreement in form acceptable to the Compensation Committee.

(iii) Performance-Contingent Restricted Stock Unit (“RSU”) Award. Subject to the Employee’s continued employment from the Effective Date until the grant date, the Corporation shall grant to the Employee an RSU award at the time the Corporation makes its long-term incentive awards for 2015 to other members of senior management. The number of shares subject to the RSU award shall be calculated by dividing $500,000 by the closing price of the Corporation’s common stock on or as close in time as practicable to the grant date. The RSU award will be eligible for vesting on December 31, 2017, based upon the achievement, if at all, of performance criteria established by the Compensation Committee and the Employee’s continued employment from the grant date until the vesting date or as otherwise provided in the applicable award agreement. The RSU award (including the distribution of any shares of the Corporation’s common stock issuable pursuant thereto) shall be subject to the terms of the Stock Plan and applicable restricted stock unit agreement in form acceptable to the Compensation Committee.

(iv) Cash-Settled Performance Share Award (“Performance Share Award”). Subject to the Employee’s continued employment from the Effective Date until the grant date, the Corporation shall grant to the Employee a Performance Share Award at the time the Corporation makes its annual long-term incentive awards for 2015 to other members of senior management. The Performance Share Award shall be eligible for vesting on December 31, 2017, if and to the extent the performance criteria established by the Compensation Committee are met and subject to the Employee’s continued employment from the grant date until the vesting date or as otherwise provided in the applicable award agreement. The target cash settlement value of the Performance Share Award at vesting shall be equal to $500,000. The Performance Share Award shall be subject to the terms of the Stock Plan and applicable performance share award agreement in form acceptable to the Compensation Committee.

(v) For 2016, and subject to the Employee’s continued employment from the Effective Date until the applicable grant date, the Employee shall be eligible to receive one or more long-term incentive awards valued in the aggregate at $1,500,000. Such equity awards shall be subject to the terms of the Stock Plan and applicable equity award agreements in form acceptable to the Compensation Committee and such other terms and conditions as may be established by the Compensation Committee.

2.5 Benefits.

(a) Benefit Plans. Except as otherwise addressed in this Section 2.5, during the Employment Period, Employee shall be entitled to participate in all pension, medical, retirement and other benefit plans and programs generally available to the Corporation’s other employees, provided that Employee meets all eligibility requirements under those plans and programs. Employee shall be subject to the terms and conditions of the plans and programs, including, without limitation, the Corporation’s right to amend or terminate the plans and programs at any time and without advance notice to the participants. Notwithstanding the foregoing, Employee will not during the Employment Period be entitled to participate in any severance pay plan of the Corporation. The Employee’s severance benefits are to be solely as set forth in Section 2.7.

(b) Vacation; Leave. Employee shall be entitled to paid vacation time of not less than 25 business days for each calendar year of the Employment Period (pro rated for 2014 or any other partial year, based on a fraction, the numerator of which shall be the number of days employed in 2014 and the denominator of which shall be 365). Employee shall also be entitled to all paid holidays and to reasonable personal and sick leave in accordance with the policies of the Corporation applicable to its executive management. Unused vacation and personal and/or sick leave may not be carried over by Employee from one calendar year to the next. Notwithstanding the foregoing, such vacation, holidays and personal and/or sick leave shall not accrue as a monetary liability of the Corporation.

(c) Expenses; Reimbursements. Subject to compliance with the Corporation’s policies as from time to time in effect regarding the incurrence, substantiation, verification and reimbursement of business expenses, the Corporation will pay or reimburse Employee for all reasonable expenses incurred in connection with the performance of Employee’s duties hereunder or for promoting, pursuing or otherwise furthering the Business of the Corporation, including Employee’s reasonable expenses for travel, entertainment and similar items. Employee acknowledges and agrees that the provisions of Section 2.5(d) below provide the exclusive reimbursement terms for Employee’s use of any personal vehicles in connection with the performance of his duties as an employee of the Corporation. All expenses eligible for reimbursements in connection with the Employee’s employment with the Corporation must be incurred by the Employee during the term of employment and must be in accordance with the Corporation’s expense reimbursement policies. The amount of reimbursable expenses incurred in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the Employee’s taxable year following the taxable year in which the expense was incurred. No right to reimbursement is subject to liquidation or exchange for other benefits.

(d) Mileage Reimbursement; Use of Cell Phone. The Corporation will, in accordance with the Corporation’s general personal vehicle use reimbursement policy reimburse Employee an amount equal to $0.15 (or such higher amount as may apply pursuant to the Corporation’s mileage reimbursement policy as it may be in effect from time to time) for each mile he drives a personal car in connection with the performance of his duties as an employee of the Corporation. The Corporation will provide the Employee with a cell phone (including monthly service fees), the reasonable costs of which shall be paid by the Corporation directly to the service provider.

2.6 Deductions and Withholdings. All amounts payable or that become payable under this Agreement will be subject to any deductions and withholdings previously authorized by Employee or required by law. The Employee will be responsible for any and all taxes resulting from the benefits provided hereunder.

2.7 Termination. The Corporation shall provide the following benefits in the event of the termination of employment of the Employee. For clarity, (i) in the event that the Employee is eligible to be paid the Completion Bonus as provided in Section 2.4(b) herein, and/or (ii) in the event that the Employee’s employment terminates for any reason after December 31, 2016, then the Employee shall not also be entitled to receive the severance benefit in the form of the Employee’s Salary for the Severance Period under Sections 2.7(a)(ii), 2.7(d)(ii) or 2.7(f).

(a) Termination by the Corporation without Cause. The Corporation may terminate Employee’s employment hereunder without Cause at any time, upon 30 calendar days’ written notice to Employee. The Corporation may elect to pay to Employee his portion of Salary for the notice period in lieu of permitting Employee to continue working. If Employee is terminated by the Corporation without Cause, the Corporation will pay to Employee (i) accrued but unpaid Salary through the Termination Date, (ii) Employee’s Salary in effect on the Termination Date to be paid for a period of twelve (12) months from and after the Termination Date (such 12-month period, the “Severance Period”), (iii) a pro-rata portion of the Annual Bonus for the year in which Employee’s Termination Date occurs, to the extent earned (such amount to be calculated by determining the amount of the Annual Bonus earned as of the end of the year in which the Termination Date occurs and pro-rating such amount by the portion of such year Employee was employed by the Corporation), plus, if Employee’s termination occurs after year end but before the Annual Bonus for the preceding year is paid, the Annual Bonus for the preceding year and (iv) COBRA premiums as described in Section 2.7(g). Such Salary and Annual Bonus will be paid as and at such times as Employee would have otherwise received his Salary and Annual Bonus had he remained an employee of the Corporation, subject to execution of an irrevocable release as provided in Section 4.16 and provided that such Salary shall be paid commencing with the first payroll date that occurs on or after 45 calendar days following the Termination Date. In addition, under the foregoing circumstances, the Corporation will pay to Employee all unreimbursed expenses incurred by Employee prior to such termination for which Employee is entitled to reimbursement pursuant to and in accordance with Section 2.5(c). The payments to be made in accordance with this Section 2.7(a) will constitute liquidated damages and Employee will not be entitled to any other compensation from the Corporation under this Agreement or otherwise except as provided in this Section 2.7(a). This Agreement in all other respects will terminate on the Termination Date, except as otherwise provided in this Agreement.

(b) Termination by the Corporation for Cause. The Corporation will have the right to terminate Employee’s employment hereunder for Cause upon written notice to Employee and Employee’s failure to cure during any applicable cure period as set forth in this Agreement. If Employee’s employment is terminated for Cause, the Corporation will pay to Employee (i) accrued but unpaid Salary through the Termination Date (payable 45 calendar days after the Termination Date) and (ii) all unreimbursed expenses incurred by Employee prior to the Termination Date for which Employee is entitled to reimbursement pursuant to and in accordance with Section 2.5(c). Upon termination of Employee’s employment pursuant to this Section 2.7(b), except for the payments required by this Section 2.7(b) or as required by applicable law, the

Corporation will have no additional obligations to Employee hereunder or otherwise, and except as otherwise provided in this Agreement, this Agreement will terminate as of the Termination Date.

(c) Voluntary Termination by Employee. If Employee voluntarily terminates his employment, the Corporation will pay to Employee (i) accrued but unpaid Salary through the Termination Date, (ii) if Employee’s termination occurs after year end but before the Annual Bonus for the preceding year is paid, the Annual Bonus for the preceding year (payable in the case of (i) and (ii) 45 calendar days after the Termination Date) and (iii) all expenses incurred by Employee prior to the Termination Date for which Employee is entitled to reimbursement pursuant to and in accordance with Section 2.5(c). Upon termination of Employee’s employment pursuant to this Section 2.7(c), except for the payments required by this Section 2.7(c) or as required by applicable law, the Corporation will have no additional obligations to Employee hereunder or otherwise, and, except as otherwise provided in this Agreement, this Agreement will terminate.

(d) Involuntary Termination by Employee. If Employee’s employment is terminated as a result of an Involuntary Termination, the Corporation will pay to Employee (i) accrued but unpaid Salary through the Termination Date, (ii) Employee’s Salary in effect on the Termination Date for the Severance Period, (iii) a pro-rata portion of the Annual Bonus for the year in which Employee’s Termination Date occurs, to the extent earned (such amount to be calculated by determining the amount of the Annual Bonus earned as of the end of the year in which the Termination Date occurs and pro-rating such amount by the portion of such year Employee was employed by the Corporation), plus, if Employee’s termination occurs after year-end but before the Annual Bonus for the preceding year is paid, the Annual Bonus for the preceding year and (iv) COBRA premiums as described in Section 2.7(g). Such Salary and Annual Bonus will be paid as and at such times as Employee would have otherwise received his Salary and Annual Bonus had he remained an employee of the Corporation, subject to execution of an irrevocable release as provided in Section 4.16 herein and provided that such Salary shall be paid commencing with the first payroll date that occurs on or after 45 calendar days following the Termination Date. In addition, under the foregoing circumstances, the Corporation will pay to Employee all unreimbursed expenses incurred by Employee prior to such termination for which Employee is entitled to reimbursement pursuant to and in accordance with Section 2.5(c). The payments to be made in accordance with this Section 2.7(d) will constitute liquidated damages and Employee will not be entitled to any other compensation from the Corporation under this Agreement or otherwise except as provided in this Section 2.7(d). This Agreement in all other respects will terminate on the Termination Date, except as otherwise provided in this Agreement.

(e) Termination by Death of Employee. If Employee dies during the Employment Period, the Corporation will pay to such Person or Persons as Employee may designate in writing or, in the absence of such designation, to the estate of Employee (as the case may be, the “Estate”) the sum of (i) accrued but unpaid Salary earned prior to Employee’s death, (ii) expenses incurred by Employee prior to his death for which Employee is entitled to reimbursement pursuant to and in accordance with Section 2.5(c), and (iii) a pro-rata portion of the Annual Bonus for the year in which Employee’s death occurs, to the extent earned (such amount to be calculated by determining the amount of the Annual Bonus earned as of the end of the year in which the death occurs and pro-rating such amount by the portion of such year Employee was employed by the Corporation), plus, if Employee’s death occurs after year-end but before the Annual Bonus for the preceding year is paid, the Annual Bonus for the preceding year. The payments described in clauses (i) and (ii) in the preceding sentence will be made within 45 calendar days following the date of Employee’s death. Any Annual Bonus will be paid as and at such times as Employee would have otherwise received his Annual Bonus had he remained an employee of the Corporation. This Agreement in all other respects will terminate upon the death of Employee and all rights of Employee and his heirs, legatees, descendants, testamentary executors and testamentary administrators regarding compensation and other benefits under this Agreement shall cease.

(f) Termination for Disability. The Corporation will have the right to terminate Employee’s employment hereunder at any time upon the Disability of Employee during the Employment Period. If Employee’s employment is terminated because of Employee’s Disability, the Corporation will pay to Employee an amount equal to Employee’s Salary in effect on the Termination Date for the Severance Period; provided, however, that such payment of Salary will be reduced by the amount of any disability benefits paid to Employee pursuant to any disability insurance, plan or policy then in effect by the Corporation applicable to Employee. Such Salary will be paid to Employee as and at such times as Employee would have otherwise received his Salary had he remained an employee of the Corporation. In addition, the Corporation will pay to Employee the sum of (i) accrued but unpaid Salary prior to the Employee’s Disability, (ii) all expenses incurred by Employee prior to his termination due to Disability for which Employee is entitled to reimbursement pursuant to and in accordance with Section 2.5(c) and (iii) a pro-rata portion of the Annual Bonus for the year in which Employee’s termination due to Disability occurs, to the extent earned (such amount to be calculated by determining the amount of the Annual Bonus earned as of the end of the year in which the Employee’s termination due to Disability occurs and pro-rating such amount by the portion of such year Employee was employed by the Corporation), plus, if Employee’s termination due to Disability occurs after year-end but before the Annual Bonus for the preceding year is paid, the Annual Bonus for the preceding year. The payments described in clauses (i) and (ii) in the preceding sentence will be made within 45 calendar days following the date of the Employee’s termination due to Disability. Any Annual Bonus will be paid as and at such times as Employee would have otherwise received his Annual Bonus had he remained an employee of the Corporation. This Agreement in all other respects will terminate upon the termination of the Employee’s employment due to Disability, except as otherwise provided in this Agreement.

(g) Payment of COBRA Premiums; No Effect on Vested and Accrued Benefits. During the Severance Period, the Corporation shall reimburse Employee’s COBRA premiums for continuation coverage under the Corporation’s group medical plan; provided, however, that if at any time during the Severance Period Employee becomes entitled to receive health insurance from a subsequent employer or is no longer eligible to receive COBRA continuation coverage under the Corporation’s group medical plan, the Corporation’s obligation to continue to reimburse the Employee for his COBRA premium payments shall terminate immediately. Such reimbursement shall be paid to the Employee on the 20th day of the month immediately following the month in which the Employee timely remits the required COBRA premium payment. Notwithstanding anything to the contrary herein and subject to the terms of any benefit plan or program of the Corporation, no termination of Employee’s employment with the Corporation shall in any manner whatsoever result in any termination, curtailment, reduction or cessation of any vested benefits or other entitlements to which Employee is entitled under the terms of any such benefit plan or program of the Corporation in respect of which Employee is a participant as of the Termination Date.

III. COVENANTS

3.1 Patents, Inventions and Other Intellectual Property.

(a) If at any time during the Employment Period or prior thereto at any time that Employee was an employee, agent, director or officer of or consultant to the Corporation or its Subsidiaries, Employee, whether alone or with any other Person, makes, discovers, produces, conceives or first reduces to practice any invention, process, development, design or improvement that relates to, affects, or, in the opinion of the Board, is capable of being used or adapted for use in or in connection with the Business or any product, process or intellectual property right of the Corporation or its Subsidiaries, (i) Employee acknowledges and agrees that such invention, process, development, design or improvement (collectively, “Corporation IP”) will be the sole property of the Corporation or such Subsidiaries, as appropriate, and is hereby irrevocably assigned by Employee to the Corporation or such Subsidiaries, as appropriate, and (ii) Employee will immediately disclose in confidence all Corporation IP to the Corporation in writing.

(b) Employee will, if and when reasonably required to do so by the Corporation (whether during the Employment Period or thereafter), at the Corporation’s expense and, if after the expiration of the Employment Period, subject to Employee’s availability and reimbursement by the Corporation of Employee’s reasonable out-of-pocket expenses and payment to Employee of a reasonable per diem to compensate Employee for time spent in connection therewith: (i) apply, or join with the Corporation or a Subsidiary thereof, as appropriate, in applying, for patents or other protection in any jurisdiction in the world for any Corporation IP; (ii) execute or procure to be executed all instruments, and do or procure to be done all things, that are necessary or, in the opinion of the Corporation, advisable for vesting such patents or other protection in the name of the Corporation or a Subsidiary thereof or any nominee thereof, or subsequently for renewing and maintaining the same in the name of the Corporation, a Subsidiary thereof or its nominees; and (iii) assist in defending any proceedings relating to, or to any application for, such patents or other protection.

(c) Employee irrevocably appoints the Corporation as his attorney in his name (with full power of substitution and resubstitution) and on his behalf to execute all documents, and do all things, required in order to give full effect to the provisions of this Section 3.1.

3.2 Confidentiality.

(a) Employee acknowledges that prior to and during the Employment Period, Employee has been given and will continue to have, in connection with the conduct of the Business, access and exposure to trade secrets and confidential information in written, oral, electronic and other form regarding the Corporation and its Subsidiaries, and their respective Affiliates, businesses, operations, equipment, products and employees (“Confidential Information”), including, but not limited to:

(i) the identities of customers and key accounts and relationships and potential customers and key accounts and relationships, including, without limitation, the identity of customers and key accounts and potential customers and key accounts cultivated or maintained by Employee while providing services at the Corporation or its Subsidiaries or that Employee cultivates or maintains while providing services at the Corporation or its Subsidiaries using the Corporation’s (or its Subsidiaries’) products, name and infrastructure, and the identities of contact persons at those customers and key accounts and potential customers and key accounts;

(ii) the particular preferences, likes, dislikes and needs of those customers and key accounts and relationships, and potential customers and key accounts and contact persons with respect to service types, financing terms, pricing, sales calls, timing, sales terms, rental terms, lease terms, service plans, and other marketing terms and techniques;

(iii) the business methods, practices, strategies, forecasts, pricing and marketing techniques;

(iv) the identities of brokers, licensors, vendors and other suppliers and the identities of contact persons at such brokers, licensors, vendors and other suppliers;

(v) the identities of key sales representatives and personnel and other employees;

(vi) advertising and sales materials, research, technology, intellectual property rights, training materials and techniques, computer software and related materials;

(vii) other facts and financial and other business information concerning such Persons or relating to their business, operations, financial condition, results of operations and prospects; and

(viii) all other information the Corporation or its Subsidiaries try to keep confidential and that has commercial value or is of such a nature that its unauthorized disclosure would be detrimental to the Corporation’s or any of its Subsidiaries’ interests.

(b) Notwithstanding the foregoing, “Confidential Information” will not include information that is approved for public release by the Corporation or its subsidiaries or information that Employee can demonstrate (i) is already in or has subsequently entered the public domain, other than as a result of any breach of this Agreement by Employee, (ii) was in the possession of or known to Employee prior to Employee’s employment with the Corporation and is not subject to confidentiality restrictions, (iii) was obtained from a third party not in violation of any agreement with, or duty of confidentiality to, Corporation or (iv) was independently developed by the Employee without use of or reference to Corporation’s Confidential Information.

(c) During the Employment Period and thereafter, Employee will not at any time, except as directed by the Corporation, use for himself or others, directly or indirectly, any such Confidential Information, and, except as required by law or as directed by the Corporation, Employee will not disclose such Confidential Information, directly or indirectly, to any other Person or use, lecture upon or publish any of the Confidential Information.

(d) All physical property and all notes, memoranda, files, records, writings, documents and other materials of any and every nature, written or electronic, that Employee has prepared, developed or received, or will prepare, develop or receive in the course of his association with the Corporation or its Subsidiaries and that relate to or are useful in any manner to the Business or any other business now or hereafter conducted by the Corporation or its Subsidiaries, are and will remain the sole and exclusive property of such Persons. Except as may be required in the performance of Employee’s duties under this Agreement, Employee will not remove from such Person’s premises any such physical property, the original, “soft copy” or any reproduction of any such materials nor the information contained therein, and all such physical property, materials and information in his possession or under his custody or control will, on the Termination Date, be immediately turned over to the Corporation or its Subsidiaries.

3.3 Covenant Not to Compete. Employee agrees that during his employment with the Corporation, and for a period of two (2) years immediately following the termination thereof, whether voluntary or involuntary, he shall not, directly, or indirectly on behalf of himself or any other person or entity, whether on a full-time, part-time, advisory, consulting or contractor basis, (a) work for, or otherwise engage in any business activity, in a management capacity, or in any other capacity similar to his position with the Corporation, (b) operate, or (c) have an ownership interest in, any entity which provides installment, automobile purchase and retail purchase loans to consumers, that are competitive with those provided by the Corporation or its Subsidiaries, within a twenty-five (25)-mile radius of any office of the Corporation or its Subsidiaries. This covenant not to compete, however, shall not prevent Employee from owning, without more, up to one percent (1%) of the stock of any entity whose securities are listed on a national or regional securities exchange or have been registered under Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended.

3.4 Covenant Not to Solicit Competitive Consumer Finance Loans Through Loan Sources.

(a) Employee agrees that during his employment with the Corporation, and for a period of two (2) years immediately following the termination thereof, whether voluntary or involuntary, he shall not, directly or indirectly, on behalf of himself or any other person or entity, solicit the provision of, or otherwise provide, installment, automobile purchase or retail purchase loans to consumers, that are competitive with those provided by the Corporation or its Subsidiaries, through any Loan Source. “Loan Source,” as used in this Agreement, shall mean any automobile dealership, online credit application network, retailer or other source of such loans for the Corporation, or its Subsidiaries, that Employee had contact with, or learned Confidential Information about, through his employment with the Corporation, at any time during the last year of his employment with the Corporation.

(b) Employee agrees that during his employment with the Corporation, and for a period of two (2) years immediately following the termination thereof, whether voluntary or involuntary, he shall not, directly or indirectly, on behalf of himself or any other person or entity, solicit any Loan Source, including dealers and retailers, with which the Corporation has developed business relationships, and through which the Corporation offers its products and services to customers to finance purchases of automobiles, furniture, appliances, electronics or other retail purchases, for the purpose of providing products or services competitive with the Business.

3.5 Covenant Not to Hire or Solicit Employees. Employee agrees that during his employment with the Corporation, and for a period of two (2) years immediately following the termination thereof, whether voluntary or involuntary, he shall not, directly or indirectly, on behalf of himself or any other person or entity, hire or solicit any Corporation Employee for the purpose of offering employment with any person or entity that provides installment, automobile purchase or retail purchase loans to consumers that are competitive with those provided by the Corporation or its Subsidiaries. “Corporation Employee,” as used in this Agreement, shall mean any employee who is employed with the Corporation or any of its Subsidiaries at any time during the last six (6) months of Employee’s employment with the Corporation and with whom Employee had contact with at any time during the last year of Employee’s employment with the Corporation.

3.6 Reasonableness of Restrictions.

(a) Employee has carefully read and considered the provisions of Sections 3.2, 3.3, 3.4 and 3.5 and, having done so, agrees that the restrictions, set forth in these Sections, including,

but not limited to, the time period of restriction and the geographical area restriction, are fair and reasonable and are reasonably required for the protection of the interests of the Corporation and its officers, directors, shareholders and other employees.

(b) In the event that, notwithstanding the foregoing, either Section 3.2, or 3.3, or 3.4 or 3.5 shall be held to be invalid or unenforceable, the remaining paragraph(s) thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable paragraph(s) had not been included therein.

(c) In the event that any provision of Sections 3.2, or 3.3, or 3.4 or 3.5 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provision(s) had not been included therein.

(d) In the event that any provision of Sections 3.2 or 3.3 or 3.4 or 3.5 relating to the time period of restriction, the geographic area restriction and/or related aspects is found by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, then it is the express desire and intent of both the Corporation and Employee that such provision not be rendered invalid thereby, but rather that the duration, geographic area, scope, or nature of the restriction be deemed reduced or modified to the extent necessary to render such provision reasonable, valid and enforceable. The time period restriction, geographic area restriction and/or related aspects deemed reasonable and enforceable by the court shall then become, and thereafter be, the maximum restriction in such regard, and the provision, as reformed, shall remain valid and enforceable. The Corporation and Employee acknowledge that this Section 3.6(d) is contractual in nature and expressly grant a court of competent jurisdiction the authority to effectuate this contractual provision.

3.7 Non-Disparagement. During the term of the Employee’s employment, and thereafter, the Employee shall not make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, regarding the Corporation, its Subsidiaries, or its or their officers, directors, employees, stockholders, representatives or agents. The Corporation shall cause the following individuals to refrain from making any disparaging statements, orally or in writing, regarding Employee from and after the termination of the Employment Period: the Corporation’s executive officers and the members of the Board.

3.8 Use of Name. Employee will not have the rights to and may not use the name “Regional Management Corp.” or any other name used by the Corporation or its Subsidiaries or any derivative or abbreviation thereof in any manner, including but not limited to in any activity prohibited under Sections 3.3, 3.4 or 3.5, or in any manner that could reasonably be expected to be adverse to the interests of the Corporation or its Subsidiaries. This covenant shall survive indefinitely without limitation to time.

3.9 Breach of Restrictive Covenants. Employee acknowledges that this Agreement is designed and intended only to protect the legitimate business interests of the Corporation and that the restrictions imposed by this Agreement are necessary, fair and reasonably designed to protect those interests. Employee further acknowledges that the Corporation has given him access to certain Confidential Information, and that the use of such Confidential Information by him on behalf of some other entity (including himself) would cause irreparable harm to the Corporation. Employee also acknowledges that the Corporation has invested considerable time and resources in developing its relationships with its Loan Sources and customers and in training Corporation Employees, the loss of which similarly would cause irreparable harm to the Corporation.

Without limitation, Employee agrees that if he should breach or threaten to breach any of the restrictive covenants contained in Sections 3.2, 3.3, 3.4, 3.5 and 3.7 of this Agreement, the Corporation may, in addition to seeking other available remedies, apply, consistent with Section 4.6 below, for the immediate entry of an injunction restraining any actual or threatened breaches or violations of said provisions or terms by Employee.

If, for any reason, any of the restrictive covenants or related provisions contained in Sections 3.2, 3.3, 3.4, 3.5 or 3.7 of this Agreement should be held invalid or otherwise unenforceable, it is agreed the court shall construe the pertinent Section(s) or provision(s) so as to allow its enforcement to the maximum extent permitted by applicable law. Employee further agrees that any claimed Corporation breach of this Agreement shall not prevent, or otherwise be a defense against, the enforcement of any restrictive covenant or other Employee obligation herein.

3.10 Employee Representations. Employee represents that the restrictions on his business provided in this Agreement are fair and protect the legitimate business interests of the Corporation. Employee represents further that the consideration for this Agreement is fair and adequate, and that even if the restrictions in this Agreement are applied to him, he shall still be able to earn a good and reasonable living from those activities, areas and opportunities not restricted by this Agreement. Employee represents further he has had an opportunity to consult with independent counsel concerning this Agreement and is not relying on the Corporation or its counsel for any related legal, tax or other advice.

3.11 No Prior Obligations. Employee represents he is not subject to any contractual or other obligation that precludes him from entering into this Agreement or would in any way restrict his work activities as required under this Agreement. Employee represents further he does not possess any prior employer or other third-party proprietary information and shall not use or disclose any such information in his work for the Corporation. In the event that said representations should be untrue to any material extent and a related third-party action should be initiated against the Corporation, Employee agrees to indemnify the Corporation for any resulting liability and incurred costs, including attorneys’ fees, in full.

3.12 Survival. The provisions contained in this Article III and in Section 4.6 will survive termination of this Agreement regardless of whether such termination is initiated by the Corporation or the Employee.

IV. MISCELLANEOUS

4.1 Notices. All notices and other communications required or permitted hereunder will be in writing and, unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or by a nationally recognized overnight courier service or when dispatched if during normal business hours by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) to the appropriate party at the address specified below:

(a)	If to the Corporation, to:

Regional Management Corp.

509 West Butler Road

Greenville, SC 29607

P.O. Box 776

Mauldin, SC 29662

Facsimile No.: (864) 422-8035

Attention: Brian J. Fisher, Vice President and General Counsel

With a copy to:

Womble Carlyle Sandridge & Rice, LLP

550 South Main Street, Suite 400

Greenville, SC 29601

Facsimile No.: (864) 255-5870

Attention: Betty Temple

(b)	If to Employee, to:

Regional Management Corp.

509 West Butler Road

Greenville, SC 29607

P.O. Box 776

Mauldin, SC 29662

Facsimile No.: (864) 422-8035

Attention: Michael R. Dunn

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

4.2 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

4.3 Expenses. Unless expressly set forth to the contrary elsewhere in this Agreement, the parties will pay all of their respective expenses incurred in connection with any legal proceeding concerning a dispute arising out of this Agreement. Notwithstanding the foregoing, the Corporation shall pay the reasonable fees and expenses of Employee’s attorney not to exceed $7,500 in connection with the negotiation of this Agreement.

4.4 Successors and Assigns. The provisions, obligations and rights of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs and administrators; provided that Employee may not assign, delegate or otherwise transfer any of his rights or obligations under this Agreement without the prior written consent of the Corporation.

4.5 No Third Party Beneficiaries. Except as otherwise expressly provided for herein, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

4.6 Choice of Law; Forum Selection; Jury Trial Waiver. This Agreement, including its interpretation, performance, breach or any related employment or statutory claim, shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving any force or effect to the provisions of any conflict of law rule thereof. The parties knowingly and voluntarily agree that any controversy or dispute arising out of or otherwise related to this Agreement, including any employment or statutory claim, shall be tried exclusively, without jury, and consent to personal jurisdiction, in the state courts of Greenville, South Carolina or the United States District Court for the District of South Carolina, Greenville division, as appropriate.

4.7 No Limitation of Rights. Nothing in this Agreement shall limit or prejudice any rights of the Corporation under any other laws.

4.8 Counterparts. This Agreement may be signed in any number of counterparts, including via facsimile transmission, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

4.9 Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

4.10 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof. If any provision of this Agreement is finally judicially determined to be invalid, ineffective or unenforceable, the determination will apply only in the jurisdiction in which such final adjudication is made, and such provision will be deemed severed from this Agreement for purposes of such jurisdiction only, but every other provision of this Agreement will remain in full force and effect, and there will be substituted for any such provision held invalid, ineffective or unenforceable, a provision of similar import reflecting the original intent of the parties to the extent permitted under applicable law.

4.11 Certain Interpretive Matters.

(a) Unless the context otherwise requires, (i) all references to sections are to sections of this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) words in the singular include the plural and vice versa, and (iv) the terms “herein,” “hereof,” “hereby,” “hereunder” and words of similar import shall mean references to this Agreement as a whole and not to any individual section or portion hereof. All references to $ or dollar amounts will be to lawful currency of the United States.

(b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or his or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

4.12 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, including but not limited to any term sheet or other similar summary of proposed terms, between the parties with respect to the subject matter of this Agreement.

4.13 Full Understanding. Employee represents and agrees that Employee fully understands Employee’s right to discuss all aspects of this Agreement with Employee’s private attorney, and that to the extent, if any, that Employee desired, Employee utilized this right, Employee further represents and agrees that: (i) Employee has carefully read and fully understands all of the provisions of this Agreement; (ii) Employee is competent to execute this Agreement; (iii) Employee’s agreement to execute this Agreement has not been obtained by any duress and Employee freely and voluntarily enters into it; (iv) Employee is not subject to any covenants, agreements or restrictions arising out of Employee’s prior employment (other than with the Corporation) that would be breached or violated by Employee’s execution of this Agreement or performance of duties hereunder; and (v) Employee has read this document in its entirety and fully understands the meaning, intent and consequences of this document. Employee agrees and acknowledges that the obligations owed to Employee under this Agreement are solely the obligations of the Corporation and that none of the Corporation’s stockholders, directors or lenders will have any obligation or liabilities in respect of this Agreement and the subject matter hereof.

4.14 Code Section 409A. Notwithstanding any other provision in this Agreement to the contrary, if and to the extent that Code Section 409A is deemed to apply to any benefit under this Agreement, it is the general intention of the Corporation that such benefits shall, to the extent practicable, comply with, or be exempt from, Code Section 409A, and this Agreement shall, to the extent practicable, be construed in accordance therewith. Deferrals of benefits distributable pursuant to this Agreement that are otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with or otherwise exempt from Code Section 409A. In the event that the Corporation (or a successor thereto) has any stock which is publicly traded on an established securities market or otherwise and the Employee is determined to be a “specified employee” (as defined under Code Section 409A), any payment of deferred compensation subject to Code Section 409A to be made to the Employee upon a separation from service may not be made before the date that is six months after the Employee’s separation from service (or death, if earlier). To the extent that the Employee becomes subject to the six-month delay rule, all payments of deferred compensation subject to Code Section 409A that would have been made to the Employee during the six months following his separation from service, if any, will be accumulated and paid to the Employee during the seventh month following his separation from service, and any remaining payments due will be made in their ordinary course as described in this Agreement. For the purposes herein, the phrase “termination of employment” or similar phrases will be interpreted in accordance with the term “separation from service” as defined under Code Section 409A if and to the extent required under Code Section 409A. Whenever payments under the Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Code Section 409A. Further, (i) in the event that Code Section 409A requires that any special terms, provisions or conditions be included in this Agreement, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of this Agreement, and (ii) terms used in this Agreement shall be construed in accordance with Code Section 409A if and to the extent required. Further, in the event that this Agreement or any benefit thereunder shall be deemed not to comply with Code Section 409A, then neither the Corporation, the Board, the Compensation Committee nor its or their designees or agents shall be liable to Employee or other person for actions, decisions or determinations made in good faith.

4.15 Compliance with Recoupment, Ownership and Other Policies or Agreements. As a condition to entering into this Agreement, the Employee agrees that he shall abide by all provisions of any equity retention policy, compensation recovery policy, stock ownership guidelines and/or other similar policies maintained by the Corporation, each as in effect from time to time and to the extent applicable to the Employee from time to time. In addition, the Employee shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply at any time to the Employee under applicable law.

4.16 Waiver and Release. The Employee acknowledges and agrees that the Corporation may at any time require, as a condition to receipt of benefits payable under this Agreement,

including but not limited to the payment of termination benefits pursuant to Sections 2.4(b), 2.7(a), 2.7(d), 2.7(e), 2.7(f) and 2.7(g) herein, that the Employee (or a representative of his Estate) execute a waiver and release discharging the Corporation and its Subsidiaries, and their respective Affiliates, and its and their officers, directors, managers, employees, agents and representatives and the heirs, predecessors, successors and assigns of all of the foregoing, from any and all claims, actions, causes of action or other liability, whether known or unknown, contingent or fixed, arising out of or in any way related to the Employee’s employment, or the ending of the Employee’s employment with the Corporation or the benefits thereunder, including, without limitation, any claims under this Agreement or other related instruments. The waiver and release shall be in a form determined by the Corporation and shall be executed prior to the expiration of the time period provided for payment of such benefits (including those provided under Section 2.4(b) and/or Section 2.7 herein).

4.17 Tax Matters. The Corporation has made no warranties or representations to the Employee with respect to the tax consequences (including but not limited to income tax consequences) contemplated by this Agreement and/or any benefits to be provided pursuant thereto. The Employee acknowledges that there may be adverse tax consequences related to the transactions contemplated hereby and that the Employee should consult with his own attorney, accountant and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Employee also acknowledges that the Corporation has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Employee.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

REGIONAL MANAGEMENT CORP.

By:	/s/ Carlos Palomares
Name:	Carlos Palomares
Title:	Chairman of the Compensation Committee of the Board of Directors

EMPLOYEE

/s/ Michael R. Dunn
Michael R. Dunn